Exhibit 99.1

Contact:

Suzanne Barton

Director, Investor Relations

(801) 584-1138

Email: sbarton@myriad.com

www.myriad.com

MYRIAD GENETICS REPORTS FINANCIAL RESULTS FOR

FISCAL 2010 SECOND QUARTER

- Revenue Grows 11%; Net Income Rises 67% Compared with Prior Year Period -

Salt Lake City, February 2, 2010 — Myriad Genetics, Inc. (Nasdaq: MYGN) today reported financial results for its second fiscal quarter and the six-month period ended December 31, 2009.

Second Fiscal Quarter Financial Results

Revenues rose 11% to $92.8 million for the three-month period ended December 31, 2009, from $84.0 million in the same three months of the prior fiscal year and increased 9% on a sequential quarterly basis. Myriad attributes this growth primarily to increased sales and marketing efforts that improved physician acceptance and adoption of the Company’s products.

Net income for the second quarter of fiscal 2010 rose 67% to $35.4 million, or $0.36 per diluted share, compared with $21.2 million, or $0.22 per diluted share, in the same quarter of the prior year, which included a loss of $15.6 million from discontinued operations related to the Company’s former research and pharmaceutical businesses. Continued efficiency improvements in the Company’s molecular diagnostics laboratory, including an increase in gross profit margin from 87% to 88% in the second quarter of fiscal 2010, compared to the first quarter of fiscal 2010 was an important contributor to the Company’s profitability.

“Improvements in the overall economy as well as recent Company-specific strategic initiatives, allowed us to generate solid year-over-year revenue growth and a return to sequential revenue growth,” said Peter Meldrum, President and Chief Executive Officer of Myriad Genetics, Inc. “I am also pleased to report that we will announce the launch of our eighth molecular diagnostic product at Myriad’s Investor Day in New York City on March 3, 2010.”

Research and development expense was $5.1 million for the three months ended December 31, 2009, compared with $4.6 million for the same period in the prior fiscal year. This 11% increase was primarily due to additional R&D expenditures in support of the Company’s internal product pipeline and in preparation for the expected launch of two new molecular diagnostic products in this calendar year. The Company plans to announce the launch of its ninth molecular diagnostic product for the genetic predisposition to pancreatic cancer during the second half of 2010.

Selling, general and administrative expense for the second quarter of fiscal 2010 was $42.1 million, compared with $35.0 million for the same quarter of the prior fiscal year, representing an increase of 20%. This increase was primarily attributable to costs associated with increased revenue growth, such as expansion of the Company’s sales force to 300 from 250 persons, support of its direct-to-consumer marketing campaigns in the Mid West and South regions, and expansion of its physicians speakers programs. The Company believes these investments are important for future revenue growth.

During the second quarter of fiscal 2010, days sales outstanding for Myriad’s accounts receivable was 47 days. The Company believes that its accounts receivable are of high quality, with a modest bad debt expense of 5% of revenues.

Six-Month Financial Results

For the first six months of fiscal 2010, revenues increased 16% to $177.9 million from $153.9 million in the same period last year. Net income for the six months ended December 31, 2009, was $65.8 million, or $0.66 per diluted share, compared with net income of $35.7 million, or $0.37 per diluted share, for the same period of the prior year, which included a loss of $25.6 million from discontinued operations.

The Company continues to maintain a strong balance sheet, with $457.6 million in cash, cash equivalents and marketable investment securities at December 31, 2009, compared with $392.2 million at June 30, 2009. This 17% cash increase reflects the Company’s strong cash generating capability, which contributed more than $40 million during the second fiscal quarter. The Company has no debt or convertible securities.

Organizational Changes

Myriad also announced today that Dr. Mark Skolnick has elected to step down as a member of Myriad’s Board of Directors on February 2, 2010. Dr. Skolnick will remain with the Company as a part-time employee in the capacity of senior scientist emeritus and scientific visionary. Dr. Skolnick has served honorably on the Board since 1991 and has contributed significantly to the Company’s growth and success. The Board wishes to express its deepest appreciation for his past service.

Additionally, Myriad announced today that Dr. Greg Critchfield, President of the Company’s wholly-owned subsidiary, Myriad Genetic Laboratories, will retire on March 1, 2010, to devote his time and efforts to his many philanthropic pursuits. Dr. Critchfield has contributed greatly to Myriad’s growth and success during his 11-year tenure. The entire team at Myriad expresses their appreciation for his truly exceptional service to the Company and wishes him good health and happiness in the future.

Mark Capone, Chief Operating Officer for Myriad Genetic Laboratories, will succeed Dr. Critchfield as the new President of Myriad Genetic Laboratories. Mr. Capone has been with the Company for over seven years and has been responsible for the management of the Company’s sales force and laboratory operations. He received an MS degree in Management and an MS degree in Chemical Engineering from the Massachusetts Institute of Technology (MIT) and held management positions overseeing sales, production, and development operations at Eli Lilly for 17 years prior to joining Myriad.

Conference Call and Webcast

A conference call with Company management to discuss these results and recent events will be held today, February 2, 2010, at 4:30 p.m. Eastern Time. The dial-in number for domestic callers is (800) 705-1680. International callers may dial (416) 981-9090. All callers will be asked to reference reservation number 21455442. An archived replay of the call will be available for seven days by dialing (800) 633-8625 or (402) 977-9141, and entering the reservation number above. The conference call will be audiocast over the Web and can be accessed at www.myriad.com.

About Myriad Genetics

Myriad Genetics, Inc. is a leading molecular diagnostic company focused on developing and marketing novel predictive medicine, personalized medicine and prognostic medicine products. Myriad’s news and other information are available on the Company’s Web site at www.myriad.com.

Myriad, the Myriad logo, BRACAnalysis, Colaris, Colaris AP, Melaris, TheraGuide, Prezeon, and OnDose are trademarks or registered trademarks of Myriad Genetics, Inc. in the United States and foreign countries. MYGN-F MYGN-G

This press release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, including statements relating to future growth attributed primarily to increased sales and marketing efforts that improved physician acceptance and adoption of the Company’s products; continued efficiency improvements in the Company’s molecular diagnostics laboratory; the Company’s belief that improving economic conditions, as well as recent Company-specific strategic initiatives, will allow the Company to generate solid year-over-year revenue growth and a return to sequential revenue growth; the Company’s plans to announce the launch of its eighth molecular diagnostic product at Myriad’s Investor Day in New York City on March 3, 2010; the Company’s plans to announce the launch of its ninth molecular diagnostic product for the genetic predisposition to pancreatic cancer during the second half of 2010; the expected launch of two new molecular diagnostic products in this calendar year; the Company’s belief that investments in sales and marketing efforts are important or future revenue growth; and the Company’s belief that its accounts receivable are of high quality. These “forward-looking statements” are based on management’s current expectations of future events and are subject to a number of risks and uncertainties that could cause actual results to differ materially and adversely from those set forth in or implied by forward-looking statements. These risks and uncertainties include, but are not limited to: the risk that sales and profit margins of our existing molecular diagnostic products may decline or will not continue to increase at historical rates; the risk that we may be unable to develop or achieve commercial success for additional molecular diagnostic products in a timely manner, or at all; the risk that licenses to the technology underlying our molecular diagnostic products and any future products are terminated or cannot be maintained on satisfactory terms; risks related to delays or other problems with manufacturing our products or operating our laboratory testing facilities; risks related to public concern over our products; risks related to regulatory requirements or enforcement in the United States and foreign countries and changes in the structure of healthcare payment systems; uncertainties about our ability to obtain new corporate collaborations and acquire new technologies on satisfactory terms, if at all; the development of competing products and services; the risk that we or our licensors may be unable to protect the proprietary technologies underlying our products; the risk of patent-infringement claims or challenges of our patents; risks of new, changing and competitive technologies and regulations in the United States and internationally; and other factors discussed under the heading “Risk Factors” contained in Item 1A in our Annual Report on Form 10-K for the year ended June 30, 2009, which has been filed with the Securities and Exchange Commission, as well as any updates to those risk factors filed from time to time in our Quarterly Reports on Form 10-Q or Current Reports on Form 8-K. All information in this press release is as of the date of the release, and Myriad undertakes no duty to update this information unless required by law.

– Financial Charts Follow –

MYRIAD GENETICS, INC. AND SUBSIDIARIES

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS (Unaudited)

(in thousands, except per share amounts)	Three Months Ended		Six Months Ended
	Dec. 31, 2009	Dec. 31, 2008	Dec. 31, 2009	Dec. 31, 2008
Molecular diagnostic revenue	$92,768	$83,952	$177,890	$153,917

Costs and expenses:
Molecular diagnostic cost of revenue	11,083	11,060	22,145	20,850
Research and development expense	5,059	4,615	10,735	8,990
Selling, general, and administrative expense	42,104	34,960	80,776	67,371

Total costs and expenses	58,246	50,635	113,656	97,211

Operating income	34,522	33,317	64,234	56,706

Other income (expense):
Interest income	1,531	3,437	3,444	6,871
Other	286	—	72	(2,005)

Total other income	1,817	3,437	3,516	4,866
Income from continuing operations before income taxes	36,339	36,754	67,750	61,572

Income tax provision	980	—	1,948	287

Income from continuing operations	35,359	36,754	65,802	61,285

Discontinued operations
Earnings (loss) from discontinued operations	0	(15,551)	0	(25,628)

Net income	$35,359	$21,203	$65,802	$35,657

Earnings (loss) per basic share
Continuing operations	$0.37	$0.40	$0.68	$0.67
Discontinued operations	0.00	(0.17)	0.00	(0.28)

Earnings per basic share	$0.37	$0.23	$0.68	$0.39

Earnings (loss) per diluted share
Continuing operations	$0.36	$0.38	$0.66	$0.63
Discontinued operations	0.00	(0.16)	0.00	(0.26)

Earnings per diluted share	$0.36	$0.22	$0.66	$0.37

Weighted average shares outstanding
Basic	96,270	93,184	96,120	91,990
Diluted	99,426	97,716	99,459	97,184

Condensed Consolidated Balance Sheets (Unaudited)

(In thousands)	Dec. 31, 2009	Jun. 30, 2009
Cash, cash equivalents, and marketable investment securities	$457,559	$392,225
Trade receivables, net	48,769	44,617
Other receivables	739	655
Prepaid expenses	5,931	3,993
Equipment and leasehold improvements, net	24,825	22,623
Other assets	2,214	2,275

Total assets	$540,037	$466,388

Accounts payable and accrued liabilities	$22,711	$32,169
Stockholders’ equity	517,326	434,219

Total liabilities and stockholders’ equity	$540,037	$466,388